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                                                                    EXHIBIT 99.1


Valero L.P. (ticker: VLI, exchange: New York Stock Exchange)
News Release - 7-Mar-2003

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VALERO L.P. ANNOUNCES $350 MILLION IN ACQUISITIONS AND REDEMPTION OF
APPROXIMATELY 3.8 MILLION COMMON UNITS FROM VALERO ENERGY

   SAN ANTONIO--(BUSINESS WIRE)--March 7, 2003--Valero L.P. (NYSE:VLI) announced today that it has entered into agreements with Valero Energy Corporation (NYSE:VLO) to acquire 58 crude oil and intermediate feedstock storage tanks and related assets located at Valero Energy's refineries for $200 million in cash. Additionally, Valero L.P. announced that it has entered into an agreement to acquire Valero Energy's South Texas pipeline system and related terminals for $150 million.

   "These accretive transactions will significantly increase the partnership's scope of operations, diversify its assets and provide further stability to earnings," said Curt Anastasio, president and CEO of Valero L.P. "In addition, Valero L.P. will be able to continue to grow and increase cash available for distribution to all of its unitholders.

   "We expect these transactions will result in an increase in cash available for distribution of at least $0.30 per unit over the next four quarters. And, we believe this increase will be sufficient for management to recommend to the board of directors a 5-cent increase in the quarterly distribution to 75 cents per unit with the second quarter distribution. Valero L.P.'s units already have a yield of more than 7.5 percent," he said.

   Valero L.P. also announced that it intends to redeem a sufficient number of common units from Valero Energy to reduce Valero Energy's aggregate ownership interest in the partnership from 73.6 percent to 49.5 percent or less -- thus de-consolidating Valero L.P. from Valero Energy's financial statements.

   "This transaction will enable Valero L.P. to maintain a solid financial position from which to grow independently of Valero Energy," said Anastasio. "And, while the two organizations will no longer be consolidated from a financial reporting standpoint, Valero Energy will continue to have a significant interest in Valero L.P. and the two organizations will continue to have a strong relationship.

   "We have negotiated long-term handling and throughput agreements with Valero Energy for its use of these assets. Furthermore, the partnership is doubling the number of Valero refineries it will serve to six, and Valero Energy will remain our general partner with an approximate 49.5 percent ownership interest in Valero L.P.," he said.

   The partnership intends to finance the acquisitions and the redemption with equity and debt offerings, as well as borrowings under its credit facility. Valero L.P. recently increased its revolving credit facility from $120 million to $175 million, and after borrowing approximately $35 million under this facility for these transactions, the partnership expects that there will be around $140 million in available credit remaining. Lehman Brothers has acted as financial advisor to Valero L.P. in connection with these transactions.

   The acquisitions are expected to close in March of 2003. The board of directors' conflicts committee of the partnership's general partner approved the acquisitions, based in part on a fairness opinion from the committee's independent financial advisor.

   Assets Being Acquired

   The 58 crude oil and intermediate feedstock storage tanks being acquired have a storage capacity of approximately 11 million barrels. They are located at Valero Energy's "flagship" refineries in Corpus Christi and Texas City, Texas and Benicia, California -- which have a combined throughput capacity of 650,000 barrels per day (BPD).

   The South Texas pipeline system includes three intrastate pipeline systems -- the Houston pipeline system with 105,000 BPD of capacity, the San Antonio pipeline system with 24,000 BPD of capacity and the Valley pipeline system with 27,100 BPD of capacity. These refined product pipelines connect Valero Energy's Corpus Christi and Three Rivers refineries to Houston, San Antonio and the Rio Grande Valley. There are also five product terminals along these pipeline systems and one asphalt terminal.

   About Valero L.P.

   Approximately 73 percent of Valero L.P. is currently owned by subsidiaries of Valero Energy Corporation. (Based on today's announcement, that percentage is expected to drop to 49.5 percent or less.) Valero L.P. owns and operates crude oil and refined product pipelines and refined product terminals primarily in Texas, New Mexico, Colorado, Oklahoma and California. The partnership transports refined products from Valero Energy's refineries to established and growing markets in the Mid-Continent, Southwest and the Texas-Mexico border region of the United States. In addition, the pipelines primarily supply Valero Energy's McKee, Ardmore and Three Rivers refineries with crude oil as well as provide access to domestic and foreign crude oil sources.

   Cautionary Statement Regarding Forward-Looking Statements

   This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership's beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership's current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.'s 2002 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

   For more information, visit Valero L.P.'s web site at www.valerolp.com or Valero Energy's web site at www.valero.com.
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CONTACT: Valero L.P., San Antonio

         Investors Eric, Fisher, Director, Investor Relations:
         210/370-2896

         or

         Media, Mary Rose Brown, Senior Vice President,
         Corporate Communications:
         210/370-2314

         Web Site: http://www.valerolp.com